EXHIBIT 99.1

Press Release dated February 7, 2006

Patch Provides Share Repurchase Update

VANCOUVER, B.C., February 7, 2006 /PRNewswire-FirstCall) - Patch International Inc. (PTII: OTCBB) today announced an update to its share repurchase program established on November 17, 2005. To date since December 1, 2005, PTII has repurchased 74,500 shares at an average price of $1.1746.

The terms of the repurchase program are that PTII may, during the twelve-month period commencing December 1, 2005 and ending on December 1, 2006, purchase on the OTC BB up to 271,000 Common Shares, being approximately 5% of the issued and outstanding Common Shares in the share capital of Patch.

"We are very pleased with our buyback results to date, having purchased 74,500 shares of PTII in the past two months. We believe that the repurchase of shares clearly demonstrates our commitment to maximize shareholder value. We continue to have repurchase authority in place should circumstances be such that we decide it is in PTII’s shareholders best interest to make additional repurchases, “said PTII’s President, David Stadnyk.

ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 20 oil wells. These wells provide the company with short-term and long-term cash flow. PTII has drill programs on three properties in Alberta scheduled for this spring. PTII has properties in North America, and is exploring opportunities in the Alberta oil sands and South America. PTII has a strong cash position as a result of being substantially underway in its program to sell its 11.2 million shares investment in Pharmaxis. The Company has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after taxes and costs of the sale of the Company's Pharmaxis investment and net of any other costs and taxes that may arise with respect to this matter. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

If you are not currently on the PTII updates list, please send in your email to info@patchinternational.com or call 888-864-7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list.

Contact:

Investor Relations
Tel: 888-864-7372
Fax: 604-688-5390
Email: info@patchinternational.com

CEOcast
Mr. Ken Sgro
Tel: 212-732-4300 Ext. 12
Email: kensgro@ceocast.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.